Exhibit 99.8

FOR IMMEDIATE RELEASE	CONTACT:	David Tinkham
Chief Financial Officer
(312) 917-4288

HORIZON GROUP PROPERTIES ACQUIRES CONTROLLING
INTEREST IN HUNTLEY, ILLINOIS LAND DEVELOPMENT

(Chicago, Illinois – June 13, 2003)  — Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, today announced that it had acquired the controlling interest in the partnerships that own a land development project in Huntley, Illinois.  The land is owned by Huntley Development LP and Huntley Meadows Residential Venture (collectively the “Huntley Partnerships”).  HGP acquired the interests in the Huntley Partnerships from an affiliate of The Prime Group, Inc. (“Prime”) for $9.3 million.  HGP funded the acquisition with the proceeds of a loan from an affiliate of Howard M. Amster, a director and significant shareholder of HGP.

HGP had acquired a 3.25% net profits interest in the Huntley Partnerships and an option to purchase an additional 48.75% interest in the Huntley Partnerships in connection with a $1.3 million loan made by HGP in March 2003 to an affiliate of Prime.  Prime repaid $340,000 of the loan in conjunction with the sale of the interests in the Huntley Partnerships, leaving a principal balance of $500,000 on the loan.  Gary J. Skoien, Chairman, President and Chief Executive Officer of HGP, is Executive Vice President and Chief Operating Officer of Prime.  In connection with his employment with Prime, Mr. Skoien had previously been granted a net profits interest in the Huntley Partnerships, which he retained.

Huntley, Illinois is a suburb of Chicago approximately 35 miles northwest of O’Hare airport on Interstate 90 (the “Northwest Tollway”). Over the last decade, the Northwest Tollway Corridor has been one of the fastest growing areas in Chicagoland in terms of both household formation and

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HORIZON GROUP PROPERTIES ACQUIRES
CONTROLLING INTEREST IN
HUNTLEY, ILLINOIS LAND DEVELOPMENT

The development of the project is governed by a zoning and annexation agreement with the Village of Huntley executed in July 1992.

Starting in 1987, the Huntley Partnerships began assembling an approximately 2,650-acre tract of vacant land located along the north side of the Northwest Tollway at the intersection of Route 47.  The assembled parcel is the largest master-planned community in the Midwest.  The Huntley Partnerships currently own approximately 650 acres of land, 500 acres of which are zoned for commercial and retail uses, with the remainder reserved for open space, including roads.  The land includes approximately 3.0 miles of tollway frontage and 1.5 miles of Route 47 frontage.

Projects completed or underway on land previously sold by the Huntley Partnerships include the 1,650 acre Sun City residential development owned by the Del Webb Corporation, a 350,000 square foot manufacturing and distribution facility owned by Weber Stephen Products Co., a 63,000 square foot grocery store and a 280,000 square foot outlet retail shopping center.  Started in 1998, Sun City Huntley is projected to contain over 6,000 homes of which over 2,200 are occupied.

The Village of Huntley also created a Tax Increment Financing (TIF) District covering approximately 600 of the original 2,650 acres.  The TIF District was authorized to issue up to $108.0 million of tax-exempt, tax-increment bonds to reimburse the Huntley Partnerships for a portion of its land cost and for the cost of public infrastructure improvements.  To date the Huntley Partnerships have spent $35 million on infrastructure.  $21 million of these expenditures have been reimbursed from the sale of Series A and B TIF bonds and $14 million is eligible for future reimbursement.  The current tax increment is not large enough to support the sale of additional TIF bonds.  The Huntley Partnerships also own the Series C TIF bonds which are subordinated to the Series A and B bonds. The Series C TIF bonds receive no current cash distributions.

“The Huntley project represents a very exciting opportunity for the Company,” said Gary J. Skoien, Chairman, President and Chief Executive Officer of HGP.  “The project is located in the northwest corridor of Chicago which has historically been one of the fastest growing areas of the market.  The projected gains from future property sales fit well with our current accumulated net operating tax losses.  In addition, this acquisition diversifies the Company’s real estate holdings which have been concentrated in outlet shopping centers.”

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 9 factory outlet centers and one power center in 7 states totaling more than 2.1 million square feet.

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Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements.  In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business.  For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company’s filings with the Securities and Exchange Commission.